Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1 of our report dated March 3, 2025, which includes an explanatory paragraph relating to the Cal Redwood Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Cal Redwood Acquisition Corp. as of February 11, 2025 and for the period from January 7, 2025 (inception) through February 11, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 13, 2025